Exhibit 10.13

Canopius Capital Two Limited

Flectat Limited

Canopius Group Limited

Canopius Managing Agents Limited

[Canopius Bermuda] Limited

[Canopius Holdings Bermuda] Limited

Omega Speciality Insurance Company Limited

Omega Underwriting Holdings Limited

Funds at Lloyd’s Providers Deed

in respect of Canopius Capital Two Limited and Flectat Limited

Contents
1	Definitions and Interpretation	4
2	Drawdown of CC2/Flectat FAL	8
3	Release, reduction, payment and substitution	12
4	Guarantee by CGL	15
5	Guarantee by [CHBL]	17
6	Assignments and Transfers	19
7	Default Interest	19
8	Giving of Notices	19
9	Miscellaneous	20
10	Arbitration	21

i

THIS FUNDS AT LLOYD’S PROVIDERS’ DEED is made with effect from [the day on which the sale of the entire issued share capital of [Canopius Holdings Bermuda] Limited is completed] (the Effective Date)

Between:

(1)	Canopius Capital Two Limited, a company incorporated in England and Wales (no. 5234105) whose registered office is at Gallery 9, One Lime Street, London EC3M 7HA (CC2);

(2)	Flectat Limited, a company incorporated in England and Wales (no. 3073140) whose registered office is at Gallery 9, One Lime Street, London EC3M 7HA (Flectat);

(3)	Canopius Group Limited, a company incorporated in the Island of Guernsey (no. 41279) whose registered office is at Ogier House, St Julian’s Avenue, St Peter Port, Guernsey GY1 1WA (CGL);

(4)	Canopius Managing Agents Limited, a company incorporated in England and Wales (no. 1514453) whose registered office is at Gallery 9, One Lime Street, London EC3M 7HA (the Managing Agent);

(5)

[Canopius Bermuda][1] Limited, a company incorporated under the laws of Bermuda (registered number [—]) whose registered office is at [Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda] ([CBL]]);

(6)

[Canopius Holdings Bermuda][2] Limited, a company incorporated under the laws of Bermuda (registered number [—]) whose registered office is at [Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda] ([CHBL]);

(7)	Omega Specialty Insurance Company Limited, a company incorporated under the laws of Bermuda (registered number EC37850) whose registered office is at Crown House, 4 Par-la-Ville Road, Hamilton HM 08, Bermuda (OSIL); and

(8)	Omega Underwriting Holdings Limited, a company incorporated in England and Wales (no. 0347588) whose registered office is at [Gallery 9, One Lime Street, London EC3M 7HA] (OUHL).

Background:

(A)	CC2 and Flectat are indirect wholly owned subsidiaries of CGL.

(B)	CC2 is a corporate underwriting member of Lloyd’s which:

a.	participated in Syndicate 4444 at Lloyd’s (Syndicate 4444) for the 2010 underwriting year of account;

b.	did not participate in any other syndicate at Lloyd’s for the 2010 underwriting year of account; and

c.	did not underwrite at Lloyd’s for the 2011 underwriting year of account, does not underwrite at Lloyd’s for the 2012 underwriting year of account and will not underwrite at Lloyd’s for the 2013 underwriting year of account.

[1]	Name of CBL square-bracketed pending confirmation as to the date of the envisaged change of name relative to the expected date of signature
[2]	Name of CHBL square-bracketed pending confirmation as to the date of the envisaged change of name relative to the expected date of signature

(C)	Flectat is a corporate underwriting member of Lloyd’s which:

a.	will underwrite at Lloyd’s as a member of Syndicate 4444, Lloyd’s Syndicate 260 (Syndicate 260) and Lloyd’s Syndicate 958 (Syndicate 958) (but no other Lloyd’s syndicate) for the 2013 underwriting year of account;

b.	participates in Syndicate 4444 and Syndicate 260 (but no other Lloyd’s syndicate) for the 2012 underwriting year of account;

c.	participated in Syndicate 4444 and Syndicate 260 (but no other Lloyd’s syndicate) for the 2011 underwriting year of account; and

d.	participated in Syndicate 260 (but no other Lloyd’s syndicate for an Underwriting Year which is not closed) for the 2010 and prior underwriting years of account.

(D)	The Managing Agent is the managing agent of Syndicate 4444, Syndicate 260 and Syndicate 958.

(E)	[CBL] (as reinsurer) and CC2 (as reinsured) are parties to a quota share reinsurance agreement dated 30 December 2009 (as amended by endorsement[s] dated [—] and as further amended and restated with effect from the Effective Date) in relation to the underwriting of CC2 as a member of Syndicate 4444 for the 2010 underwriting year of account (the 2010 CC2 LLQS).

(F)	[CBL] (as reinsurer) and Flectat (as reinsured) are parties to:

a.	a quota share reinsurance agreement dated 15 December 2010 (as amended and restated with effect from the Effective Date) in relation to the underwriting of Flectat as a member of Syndicate 4444 for the 2011 underwriting year of account (the 2011 Flectat LLQS); and

b.	a quota share reinsurance agreement dated 1 December 2011 (as amended and restated with effect from the Effective Date) in relation to the underwriting of Flectat as a member of Syndicate 4444 for the 2012 underwriting year of account (the 2012 Flectat LLQS).

(G)	CBL is a wholly owned subsidiary of CHBL [which at the date of this Deed is in turn a wholly owned subsidiary of CGL.]

(H)

On 25 April 2012, CGL, CHBL, Canopius Mergerco, Inc. (a Delaware corporation and an indirect wholly owned subsidiary of CHBL) (Delaware Holdco) and Tower Group, Inc. (Tower), entered into a Master Transaction Agreement (the MTA). The MTA conferred upon Tower the right, at its election, to (i) by delivering a Merger Notice and paying the Merger Exercise Price (each as defined in the MTA), cause certain subsidiaries of CHBL to execute and deliver, and perform their obligations under, an Agreement and Plan of Merger in the form attached to the MTA (the Merger Agreement), pursuant to which a newly formed subsidiary of Delaware Holdco that is a Delaware corporation (Merger Sub) will merge (the Merger) with and into Tower and the outstanding shares of the capital stock of Tower will be exchanged for Class A Ordinary Shares of CHBL (CHBL Shares) and cash and (ii) cause CGL to sell, immediately prior to the Merger, all of the issued and outstanding CHBL Shares (other than the CHBL Shares to be paid to the stockholders of Tower as consideration in connection with the Merger) (the Third Party Sale) to certain persons to be identified who are willing and able to purchase such CHBL Shares on the terms of the Third Party Sale Agreement (as defined in the MTA). Tower delivered the Merger Notice and paid the Merger Exercise Price in accordance with the terms of the MTA on [—] July 2012 and the Merger Agreement was entered into on [—] 2012.

(I)	[If appropriate, further recital(s) describing status of Third Party Sale at time of execution of this Deed]

(J)	The MTA provides that upon delivery of the Merger Notice and payment of the Merger Exercise Price, Tower, CGL and CHBL will, prior to completion of the Third Party Sale, effect or cause to be effected the transactions described in Exhibit C to the MTA (collectively, the Restructuring).

(K)	For the purposes of the Restructuring, OSIL (as reinsurer) and [CBL] (as reinsured) have [become / agreed to become with effect from the Effective Date] parties to:

a.	a contract of reinsurance in respect of certain of [CBL]’s rights and obligations pursuant to the 2010 CC2 LLQS (the 2010 Treaty);

b.	a contract of reinsurance in respect of certain of [CBL]’s rights and obligations pursuant to the 2011 Flectat LLQS (the 2011 Treaty); and

c.	a contract of reinsurance in respect of certain of [CBL]’s rights and obligations pursuant to the 2012 Flectat LLQS (the 2012 Treaty).

(L)

[CBL] has, as part-security for its obligations under the 2010 CC2 LLQS, the 2011 Flectat LLQS and the 2012 Flectat LLQS, [agreed to] provide[d] to Lloyd’s, for the benefit of CC2 and Flectat, FAL [having an aggregate value of £[—]3] to form part of the FAL supporting the underwriting of CC2 for the 2010 underwriting year of account as well as, by way of ‘forward interavailability’, the underwriting of Flectat for the 2011 and 2012 underwriting years of account.

(M)	OSIL has, pursuant to the terms of the 2010 Treaty, the 2011 Treaty and the 2012 Treaty and in order to assist [CBL] to satisfy its obligations under the 2010 CC2 LLQS, the 2011 Flectat LLQS and the 2012 Flectat LLQS concerning the provision of FAL, [agreed to] provide[d] to Lloyd’s, FAL [having an aggregate value of £[—]] to form part of the FAL of CC2 which, by way of ‘forward interavailability’, will support the underwriting of Flectat for the 2011 and subsequent underwriting years of account (and will also support the underwriting of CC2 for the 2010 underwriting year of account as mentioned in recital (L)).

(N)	The members of the Canopius Group other than CC2 and Flectat which provide [at the date of this Deed] Own FAL are CGL, OSIL (in support of its obligations as reinsurer of Flectat in respect of Flectat’s participation as a member of Syndicate 4444 for the 2010 Underwriting Year) and OUHL (the FAL provided by OUHL being cash and investments deposited in the FAL of Omega Dedicated Limited which support the underwriting of Omega Dedicated Limited for the 2010 Underwriting Year, the 2011 Underwriting Year and the 2012 Underwriting Year as well as, by way of ‘forward interavailability’ the underwriting of Flectat for the 2013 Underwriting Year).

[3]	i.e. the value of the total FAL that CBL will be providing itself (i.e. not including the OSIL FAL) at the outset of the Restructuring for the benefit of CC2 and Flectat

(O)	The terms of each of the 2010 CC2 LLQS, the 2011 Flectat LLQS and the 2012 Flectat LLQS provide that in certain circumstances [CBL] may be required to provide Reinsurer’s Additional 2010 Solvency FAL (as defined in the 2010 CC2 LLQS), Reinsurer’s Additional 2011 Solvency FAL (as defined in the 2011 Flectat LLQS) or, as the case may be, Reinsurer’s Additional 2012 Solvency FAL (as defined in the 2012 Flectat LLQS) but that the provision of any such Reinsurer’s Additional 2010 Solvency FAL, Reinsurer’s Additional 2011 Solvency FAL or, as the case may be, Reinsurer’s Additional 2012 Solvency FAL shall not operate to increase the limit on [CBL]’s aggregate liability under the 2010 CC2 LLQS, the 2011 Flectat LLQS and the 2012 Flectat LLQS.

(P)	The terms of each of the 2010 Treaty, the 2011 Treaty and the 2012 Treaty provide that in certain circumstances OSIL may be required to provide Additional OSIL 2010 Solvency FAL (as defined in the 2010 Treaty), Additional OSIL 2011 Solvency FAL (as defined in the 2011 Treaty) or, as the case may be, Additional OSIL 2012 Solvency FAL (as defined in the 2012 Treaty) but that the provision of any such Additional OSIL 2010 Solvency FAL, Additional OSIL 2011 Solvency FAL or, as the case may be, Additional OSIL 2012 Solvency FAL shall not operate to increase the limit on OSIL’s aggregate liability under the 2010 Treaty, the 2011 Treaty and the 2012 Treaty.

(Q)	This Deed sets out, inter alia:

a.	the basis on which [CBL], OSIL, CC2, Flectat, CGL and OUHL will reimburse each other if Lloyd’s does not draw down the CC2/Flectat FAL in the manner they intend;

b.	the terms and conditions upon which CGL agrees to guarantee certain obligations of CC2, Flectat, OSIL and OUHL towards [CBL] under this Deed; and

c.	the terms and conditions upon which [CHBL] agrees to guarantee obligations of [CBL] under this Deed.

It is agreed as follows:

1	Definitions and Interpretation

1.1	In this Deed (including its recitals), the following words and expressions have the meanings set out below:

2010 CC2 LLQS: the meaning given in recital (E);

2010 LLQS Settlement Amount: the meaning given in the meaning given in Clause 2.1(b)(i)(A);

2010 Treaty: the meaning given in recital (K)a;

2010 Treaty Settlement Amount: the meaning given in the meaning given in Clause 2.1(b)(i)(B);

2010 Underwriting Year: the Underwriting Year commencing on 1 January 2010;

2011 Flectat LLQS: the meaning given in the meaning given in recital (F)b;

2011 LLQS Settlement Amount: the meaning given in the meaning given in Clause 2.1(d)(ii)(A)(1);

2011 Treaty: the meaning given in recital (K)b;

2011 Treaty Settlement Amount: the meaning given in the meaning given in Clause 2.1(d)(ii)(A)(2);

2011 Underwriting Year: the Underwriting Year commencing on 1 January 2011;

2012 Flectat LLQS: the meaning given in the meaning given in recital (F)a;

2012 LLQS Settlement Amount: the meaning given in the meaning given in Clause 2.1(f)(ii)(A)(1);

2012 Treaty: the meaning given in recital (K)c;

2012 Treaty Settlement Amount: the meaning given in the meaning given in Clause 2.1(f)(ii)(A)(2);

2012 Underwriting Year: the Underwriting Year commencing on 1 January 2012;

2013 Underwriting Year: the Underwriting Year commencing on 1 January 2013;

Auditors: the auditors for the time being of Syndicate 4444;

Business Day: a day (other than a Saturday or Sunday) on which banks are generally open for business in London, Bermuda and Guernsey;

Canopius Group: CGL and any subsidiary undertaking or parent undertaking of CGL or any subsidiary undertaking of such parent undertaking;

Cash Amount: the meaning given to that term in Clause 3.5(a);

[CBL] FAL: the FAL provided by [CBL] as referred to in recital (L) together with any additional FAL provided by [CBL] from time to time pursuant to the terms of the 2010 LLQS, the 2011 LLQS or (as the case may be) the 2012 LLQS, and/or such assets, cash or other instruments acceptable to Lloyd’s as FAL which [CBL] may in substitution (in whole or in part) for such FAL deposit with Lloyd’s from time to time PROVIDED that for the purposes of Clause 2.1, “[CBL] FAL” shall not include any Reinsurer’s Additional 2010 Solvency FAL, Reinsurer’s Additional 2011 Solvency FAL or Reinsurer’s Additional 2012 Solvency FAL as referred to in recital (O);

[CBL] Guaranteed Obligations: the meaning given to that term in Clause 5.1;

CC2/Flectat FAL: together the Own FAL, the [CBL] FAL and the OSIL FAL;

CGL Guarantee: the meaning given to that term in Clause 4.2;

[CHBL] Guarantee: the meaning given to that term in Clause 5.2;

Correct Manner: the manner in which the CC2/Flectat FAL should be drawn down in accordance with Clause 2.1 in order to satisfy any Lloyd’s Obligations arising out of the participation of CC2 or (as the case may be) Flectat on Syndicate 4444;

Deposit Trust Deeds: the Lloyd’s Deposit Trust Deeds referred to in the definition of Lloyd’s Obligations;

Deposit Trust Fund: means each Trust Fund as defined in the relevant Deposit Trust Deed;

Drawdown: the process by which the FAL supporting the underwriting at Lloyd’s of an underwriting member of Lloyd’s is utilised to meet its Lloyd’s Obligations, and Drawn down shall be construed accordingly;

FAL Providers: [CBL], OSIL, CC2, Flectat, CGL and OUHL;

FAL Providers’ Negotiation Period: the meaning given to that term in Clause 3.10;

Funds at Lloyd’s or FAL: funds provided by an underwriting member of Lloyd’s or a third party on behalf of an underwriting member of Lloyd’s held at Lloyd’s constituting cash, securities, guarantees and/or letters of credit in such form as and as otherwise permitted or determined from time to time by Lloyd’s in accordance with, inter alia, the Membership and Underwriting Conditions and Requirements (Funds at Lloyd’s) (as amended or replaced from time to time);

Incorrect Drawdown: a Drawdown upon the CC2/Flectat FAL other than in the Correct Manner, and Incorrectly Drawn down and other derivative expressions shall be construed accordingly;

Independent Advisor: the individual (being a partner of a firm of chartered accountants experienced in auditing Lloyd’s managing agents and syndicates) appointed in accordance with Clause 3.15;

Lloyd’s: the society incorporated by Lloyd’s Act 1871 by the name of Lloyd’s;

Lloyd’s Negotiation Period: the meaning given to that term in Clause 3.1;

Lloyd’s Obligations: the meaning given to that expression in the Lloyd’s Deposit Trust Deeds and/or (as the case may be) Security and Trust Deeds (whether interavailable or non-interavailable versions) to which CC2 and/or Flectat (as applicable), inter alios, is/are party from time to time in respect of any part of the CC2/Flectat FAL;

LOC Amount: the meaning given to that term in Clause 3.5(b);

Make Good FAL: the meaning given to that term in Clause 3.6;

OSIL/CC2/Flectat/OUHL Guaranteed Obligations: the meaning given to that term in Clause 4.1;

OSIL FAL: the FAL provided by OSIL as referred to in recital (M) together with any additional FAL provided by OSIL from time to time pursuant to the terms of the 2010 Treaty, the 2011 Treaty or (as the case may be) the 2012 Treaty, and/or such assets, cash or other instruments acceptable to Lloyd’s as FAL which OSIL may in substitution (in whole or in part) for such FAL deposit with Lloyd’s from time to time PROVIDED that for the purposes of Clause 2.1, “OSIL FAL” shall not include any Additional OSIL 2010 Solvency FAL, Additional OSIL 2011 Solvency FAL or Additional OSIL 2012 Solvency FAL as referred to in recital (P);

Own FAL: means such part of the CC2/Flectat FAL as is provided from time to time by or for CC2 or Flectat, either from its own assets by way of cash and/or investments, by another member of the Canopius Group by way of a third party deposit of cash and/or investments or by way of letters of credit or bank guarantees (other than (i) any letters of credit or bank guarantees which may from time to time constitute all or part of the [CBL] FAL and (ii) any cash, investments, letters of credit or bank guarantees which may from time to time constitute all or part of the OSIL FAL), the other members of the Canopius Group which provide [at the date of this Deed] part of the CC2/Flectat FAL (not including the [CBL] FAL or the OSIL FAL) being those referred to in recital (N);

Parties: the parties to this Deed;

Paying FAL Provider: in relation to an Incorrect Drawdown, a FAL Provider whose FAL would have been drawn down (in whole or in part) if that Drawdown had been effected in the Correct Manner;

Payments: the meaning given to that term in Clause 3.5;

Rearrangement Actions: the meaning given to that term in Clause 3.1 and Rearrangement Action shall be construed accordingly;

Receiving FAL Provider: in relation to an Incorrect Drawdown, a FAL Provider whose FAL should not have been drawn down to the extent that it was, or at all, but was (in whole or in part) drawn down because of that Incorrect Drawdown;

Reference Date: the meaning given to that term in Clause 2.1(b)(i);

Releases: the meaning given to that term in Clause 3.8;

Restructuring: the meaning given in recital (J);

Security and Trust Deeds: the Lloyd’s Security and Trust Deeds referred to in the definition of Lloyd’s Obligations;

Syndicate 260: the meaning given in recital (C);

Syndicate 958: the meaning given in recital (C);

Syndicate 4444: the meaning given in recital (B);

Third Party Sale: the meaning given in recital (H);

Transaction Documents: the 2010 CC2 LLQS, the 2011 Flectat LLQS, the 2012 Flectat LLQS, the 2010 Treaty, the 2011 Treaty, the 2012 Treaty and this Deed;

Trustees: has the meaning given to that expression in the relevant Deposit Trust Deeds and Security and Trust Deeds; and

Underwriting Year: an underwriting year of account at Lloyd’s, being a year commencing on 1 January and ending on the following 31 December.

1.2	Any clause, sub-clause or Schedule heading in this Deed is for ease of reference only and shall not affect the interpretation of this Deed.

1.3	The Schedules form part of and are deemed to be incorporated into this Deed.

1.4	Any reference to a clause or schedule is a reference to a clause of or schedule to this Deed.

1.5	Any reference to the singular includes a reference to the plural and vice versa.

1.6	“Subsidiary undertaking” and “parent undertaking” have the meanings given to those expressions in section 1162 of the Companies Act 2006.

2	Drawdown of CC2/Flectat FAL

2.1	CC2, Flectat and the Managing Agent agree that in the event the CC2/Flectat FAL is to be called upon to meet any Lloyd’s Obligations they shall use their respective reasonable commercial endeavours to procure that:

(a)	if the Lloyd’s Obligations are in relation to an interim cash call on the members of Syndicate 4444 for the 2010 Underwriting Year:

(i)	15% of the amount of the Lloyd’s Obligations shall be met by Drawdown on the Own FAL;

(ii)	57.8% of the amount of the Lloyd’s Obligations shall be met by Drawdown on the OSIL FAL; and

(iii)	27.2% of the amount of the Lloyd’s Obligations shall be met by Drawdown on the [CBL] FAL;

(b)	if the Lloyd’s Obligations are in relation to the 2010 Underwriting Year of Syndicate 4444 and the CC2/Flectat FAL is to be called upon to meet them on (or following) closure of the 2010 Underwriting Year of Syndicate 4444:

(i)	there shall be calculated:

(A)	the amount payable by CBL to CC2 under Article 8 (Settlement) of the 2010 CC2 LLQS (which amount, for the avoidance of doubt, shall be net of any amount drawn from the ‘Reinsurer’s FAL’ in respect of an interim cash call under Article 12 of the 2010 CC2 LLQS, to the extent not repaid before the time of this calculation) (the “2010 LLQS Settlement Amount”); and

(B)	the amount payable by OSIL to CBL or (as the case may be) by CBL to OSIL under Article V (Settlement) of the 2010 Treaty (which amount, for the avoidance of doubt, shall be net of any amount drawn from the OSIL FAL in respect of an interim cash call under Article VI of the 2010 Treaty, to the extent not repaid before the time of this calculation) (the “2010 Treaty Settlement Amount”);

(ii)	If the 2010 Treaty Settlement Amount is an amount due from OSIL to CBL:

(A)	15% of the amount of the Lloyd’s Obligations shall be met by Drawdown on the Own FAL;

(B)	that amount of the Lloyd’s Obligations as is equal to the 2010 Treaty Settlement Amount shall be met by Drawdown on the OSIL FAL; and

(C)	the balance of the Lloyd’s Obligations shall be met by Drawdown on the [CBL] FAL;

(iii)	If the 2010 Treaty Settlement Amount is an amount due from CBL to OSIL:

(A)	15% of the amount of the Lloyd’s Obligations shall be met by Drawdown on the Own FAL; and

(B)	the balance of the Lloyd’s Obligations shall be met by Drawdown on the [CBL] FAL,

and CBL shall promptly pay to OSIL an amount equal to the 2010 Treaty Settlement Amount;

(c)	if the Lloyd’s Obligations are in relation to an interim cash call on the members of Syndicate 4444 for the 2011 Underwriting Year:

(i)	15% of the amount of the Lloyd’s Obligations shall be met by Drawdown on the Own FAL;

(ii)	76.5% of the amount of the Lloyd’s Obligations shall be met by Drawdown on the OSIL FAL; and

(iii)	8.5% of the amount of the Lloyd’s Obligations shall be met by Drawdown on the [CBL] FAL;

(d)	if the Lloyd’s Obligations are in relation to the 2011 Underwriting Year:

(i)	where they relate to Flectat’s underwriting as a member of Syndicate 260, they shall be met by Drawdown on the Own FAL;

(ii)	where they relate to Flectat’s underwriting as a member of Syndicate 4444 and the CC2/Flectat FAL is to be called upon to meet them on (or following) closure of the 2011 Underwriting Year of Syndicate 4444:

(A)	there shall be calculated:

(1)	the amount payable by CBL to Flectat under Article 8 (Settlement) of the 2011 Flectat LLQS (which amount, for the avoidance of doubt, shall be net of any amount drawn from the ‘Reinsurer’s FAL’ in respect of an interim cash call under Article 12 of the 2011 Flectat LLQS, to the extent not repaid before the time of this calculation) (the “2011 LLQS Settlement Amount”); and

(2)	the amount payable by OSIL to CBL or (as the case may be) by CBL to OSIL under Article V (Settlement) of the 2011 Treaty (which amount, for the avoidance of doubt, shall be net of any amount drawn from the OSIL FAL in respect of an interim cash call under Article VI of the 2011 Treaty, to the extent not repaid before the time of this calculation) (the “2011 Treaty Settlement Amount”);

(B)	If the 2011 Treaty Settlement Amount is an amount due from OSIL to CBL:

(1)	15% of the amount of the Lloyd’s Obligations shall be met by Drawdown on the Own FAL;

(2)	that amount of the Lloyd’s Obligations as is equal to the 2011 Treaty Settlement Amount shall be met by Drawdown on the OSIL FAL; and

(3)	the balance of the Lloyd’s Obligations shall be met by Drawdown on the [CBL] FAL;

(C)	If the 2011 Treaty Settlement Amount is an amount due from CBL to OSIL:

(1)	15% of the amount of the Lloyd’s Obligations shall be met by Drawdown on the Own FAL; and

(2)	the balance of the Lloyd’s Obligations shall be met by Drawdown on the [CBL] FAL,

and CBL shall promptly pay to OSIL an amount equal to the 2011 Treaty Settlement Amount;

(e)	if the Lloyd’s Obligations are in relation to an interim cash call on the members of Syndicate 4444 for the 2012 Underwriting Year:

(i)	15% of the amount of the Lloyd’s Obligations shall be met by Drawdown on the Own FAL;

(ii)	76.5% of the amount of the Lloyd’s Obligations shall be met by Drawdown on the OSIL FAL; and

(iii)	8.5% of the amount of the Lloyd’s Obligations shall be met by Drawdown on the [CBL] FAL;

(f)	if the Lloyd’s Obligations are in relation to the 2012 Underwriting Year:

(i)	where they relate to Flectat’s underwriting as a member of Syndicate 260, they shall be met by Drawdown on the Own FAL;

(ii)	where they relate to Flectat’s underwriting as a member of Syndicate 4444 and the CC2/Flectat FAL is to be called upon to meet them on (or following) closure of the 2012 Underwriting Year of Syndicate 4444:

(A)	there shall be calculated:

(1)	the amount payable by CBL to Flectat under Article 8 (Settlement) of the 2012 Flectat LLQS (which amount, for the avoidance of doubt, shall be net of any amount drawn from the ‘Reinsurer’s FAL’ in respect of an interim cash call under Article 12 of the 2012 Flectat LLQS, to the extent not repaid before the time of this calculation) (the “2012 LLQS Settlement Amount”); and

(2)	the amount payable by OSIL to CBL or (as the case may be) by CBL to OSIL under Article V (Settlement) of the 2012 Treaty (which amount, for the avoidance of doubt, shall be net of any amount drawn from the OSIL FAL in respect of an interim cash call under Article VI of the 2012 Treaty, to the extent not repaid before the time of this calculation) (the “2012 Treaty Settlement Amount”);

(B)	If the 2012 Treaty Settlement Amount is an amount due from OSIL to CBL:

(1)	15% of the amount of the Lloyd’s Obligations shall be met by Drawdown on the Own FAL;

(2)	that amount of the Lloyd’s Obligations as is equal to the 2012 Treaty Settlement Amount shall be met by Drawdown on the OSIL FAL; and

(3)	the balance of the Lloyd’s Obligations shall be met by Drawdown on the [CBL] FAL;

(C)	If the 2012 Treaty Settlement Amount is an amount due from CBL to OSIL:

(1)	15% of the amount of the Lloyd’s Obligations shall be met by Drawdown on the Own FAL; and

(2)	the balance of the Lloyd’s Obligations shall be met by Drawdown on the [CBL] FAL,

and CBL shall promptly pay to OSIL an amount equal to the 2012 Treaty Settlement Amount;

(g)	if the Lloyd’s Obligations are in relation to:

(i)	the 2013 or any subsequent Underwriting Year;

(ii)	any syndicate on which CC2 participated or participates other than Syndicate 4444 for the 2010 Underwriting Year; or

(iii)	any syndicate on which Flectat participated or participates other than Syndicate 4444 for the 2011 and 2012 Underwriting Years,

none of them shall be met from the [CBL] FAL.

(the Correct Manner).

2.2	CC2, Flectat and the Managing Agent undertake to each of [CBL], OSIL, CGL and OUHL that, on being notified of any Lloyd’s Obligations in relation to which the CC2/Flectat FAL is to be Drawn down, they will (i) notify each of [CBL], OSIL, CGL and OUHL as soon as reasonably practicable of such notification and (ii) exercise their rights under the voluntary Drawdown process and execute and file with Lloyd’s as soon as reasonably practicable a member’s request for voluntary release of funds to meet such Lloyd’s Obligations, specifying in that request the extent to which (if at all) the [CBL] FAL, the OSIL FAL and/or (as the case may be) the Own FAL should be utilised in order to be utilised in the Correct Manner.

2.3	The Parties shall execute any deeds or documents (in such form as may be prescribed by Lloyd’s) and take any steps under Lloyd’s requirements relating to the Drawdown, release or substitution of FAL which any Party may reasonably request for the purpose of ensuring that (or avoiding any uncertainty as to whether) the CC2/Flectat FAL shall be Drawn down in the Correct Manner.

2.4	CC2, Flectat and the Managing Agent agree to:

(a)	provide to each of [CBL], OSIL, CGL and OUHL as soon as reasonably practicable (and, in any event, within five (5) Business Days of any such request) all available information reasonably required by it in order to satisfy itself that the provisions of this Clause 2 have been complied with by the Parties in full; and

(b)	notify each of [CBL], OSIL, CGL and OUHL in writing as soon as reasonably practicable (and, in any event, within five (5) Business Days of any such request) of any notification received by CC2, Flectat or the Managing Agent that the CC2/Flectat FAL are being called upon to meet any Lloyd’s Obligations.

3	Release, reduction, payment and substitution

3.1	Following an Incorrect Drawdown, [CBL], OSIL, CC2, Flectat, CGL and OUHL shall reimburse each other to the extent required (if at all) to put the parties in the position they would have been in if that Drawdown had been implemented in the Correct Manner, in accordance with the procedures set out in this Clause 3.

3.2	If in relation to the Incorrect Drawdown the [CBL] FAL has been drawn down (in whole or in part) but none of the CC2/Flectat FAL provided by any of the FAL Providers other than [CBL] has been drawn down, CGL will pay or cause another Canopius Group company to pay to [CBL], within five (5) Business Days of the occurrence of the Incorrect Drawdown, an amount in cash equal to the amount which was drawn down from the [CBL] FAL but which would not have been so drawn down if the Drawdown had been implemented in the Correct Manner.

3.3	In relation to an Incorrect Drawdown, the provisions of Clauses 3.4 to 3.14 (inclusive) shall apply if Clause 3.2 does not apply.

3.4	CC2 and Flectat, in consultation with the relevant Paying FAL Provider(s) and the relevant Receiving FAL Provider(s), will promptly liaise with the Trustees and Lloyd’s and conduct good faith negotiations for no longer than ten (10) Business Days (or such longer period as may be agreed by the Receiving FAL Provider) following the date of the Incorrect Drawdown (the Lloyd’s Negotiation Period) with a view to agreeing with the Trustees and Lloyd’s the necessary payments, releases and/or provision of Make Good FAL (as further described in Clauses 3.5 to 3.10 (inclusive) below) (together, Rearrangement Actions) required to restore the relevant elements of the CC2/Flectat FAL to the position that would have pertained had there been no Incorrect Drawdown.

3.5	If, before the end of the Lloyd’s Negotiation Period, the Trustees and Lloyd’s have agreed upon Rearrangement Actions, then, within five (5) Business Days of such agreement each Paying FAL Provider shall:

(a)	where it provides its FAL by way of cash and/or investments, direct the payment to the relevant Receiving FAL Providers (in their due proportions) of such part of the income and capital of the relevant Deposit Trust Funds as is equal to the amount which should have been drawn down from the Paying FAL Provider’s FAL (a Cash Amount) in order for the Drawdown to have occurred in the Correct Manner; and/or

(b)	where it provides its FAL by way of letter of credit or guarantee, pay in cash to the relevant Receiving FAL Providers (in their due proportions) an amount equal to the amount which should have been drawn down from that Paying FAL Provider’s letter of credit and/or bank guarantee (a LOC Amount) in order for the Drawdown to have occurred in the Correct Manner,

(together the Payments) and each of the Parties shall execute and complete such documents and deeds in the forms required by Lloyd’s to give effect to the agreed Rearrangement Actions. Payments made under this Clause 3.5 to a Receiving FAL Provider shall be in such form that is permitted by Lloyd’s to constitute FAL and in such form as the Receiving FAL Provider and the Paying FAL Provider may agree (or in the absence of agreement, in cash).

3.6	A Receiving FAL Provider who has received a Payment pursuant to Clause 3.5 above, shall provide further Funds at Lloyd’s for CC2 and/or Flectat (as applicable) in the same amount as the Cash Amount and/or, as the case may be, the LOC Amount received by such Receiving FAL Provider (and in the case where such further Funds at Lloyd’s comprise wholly or partially a letter of credit or bank guarantee, having the same expiry date as the letter of credit or bank guarantee originally drawn down for the purpose of paying the relevant Lloyd’s Obligations) (the Make Good FAL).

3.7	The provision of such Make Good FAL shall be conditional upon either (i) receipt by the Receiving FAL Provider of the Payments or (ii) the Receiving FAL Provider being satisfied, acting reasonably, that it will receive the Payments promptly following provision of the Make Good FAL.

3.8	Each Paying FAL Provider shall only be obliged to make a Payment if and to the extent that either (i) the Trustees have released or (ii) the Paying FAL Provider is satisfied, acting reasonably, that the Trustees will release promptly following the making of the Payment:

(a)	the Cash Amount from the Deposit Trust Fund and from the trusts of the relevant Deposit Trust Deed; and/or

(b)	the issuer of the Paying FAL Provider’s letter of credit and/or bank guarantee from its liability in respect of the LOC Amount,

(together the Releases).

3.9

Each Party acknowledges and agrees that each of the Payments, the Releases and the provision of the Make Good FAL may be conditional upon the occurrence of the other agreed Rearrangement Actions and the Parties shall use all reasonable endeavours to ensure that the Releases, the

Payments and the provision of the Make Good FAL are coordinated to the satisfaction of the Parties, Lloyd’s and the Trustees and occur simultaneously.

3.10	If, by the end of the Lloyd’s Negotiation Period, the Trustees and Lloyd’s have not agreed upon Rearrangement Actions, then CC2, Flectat, the Paying FAL Provider and the Receiving FAL Provider will promptly negotiate in good faith for no longer than ten (10) Business Days (or such longer period as may be agreed by the Receiving FAL Provider) following the end of the Lloyd’s Negotiation Period (the FAL Providers’ Negotiation Period) with a view to agreeing any other solution which the Receiving FAL Provider would be willing to accept in respect of the relevant Incorrect Drawdown.

3.11	If, by the end of the FAL Providers’ Negotiation Period, the Receiving FAL Provider has not agreed upon Rearrangement Actions:

(a)	CC2 (if the Cash Amount and/or the LOC Amount, as the case may be, is in respect of an Incorrect Drawdown relating to Lloyd’s Obligations which are in relation to the 2010 Underwriting Year) shall within ten (10) Business Days pay to the Receiving FAL Provider an amount equal to the Cash Amount and/or the LOC Amount (as the case may be) and shall indemnify and keep the Receiving FAL Provider indemnified against any losses, liabilities, reasonable costs and reasonable expenses suffered or incurred by the Receiving FAL Provider (other than by reason of the Receiving FAL Provider’s gross negligence or wilful misconduct) directly as a result of the Incorrect Drawdown;

(b)	Flectat (if the Cash Amount and/or the LOC Amount, as the case may be, is in respect of an Incorrect Drawdown relating to Lloyd’s Obligations which are in relation to the 2011 Underwriting Year, the 2012 Underwriting Year or the 2013 or a subsequent Underwriting Year) shall within ten (10) Business Days pay to the Receiving FAL Provider an amount equal to the Cash Amount and/or the LOC Amount (as the case may be) and shall indemnify and keep the Receiving FAL Provider indemnified against any losses, liabilities, reasonable costs and reasonable expenses suffered or incurred by the Receiving FAL Provider (other than by reason of the Receiving FAL Provider’s gross negligence or wilful misconduct) directly as a result of the Incorrect Drawdown.

3.12	Notwithstanding anything to the contrary in this Deed, neither CC2 nor Flectat shall be liable under this Deed to any Receiving FAL Provider pursuant to Clause 3.11 for any amounts in excess of the aggregate face value of the CC2/Flectat FAL provided by such Receiving FAL Provider.

3.13	Upon receipt pursuant to Clause 3.11 above of an amount equal to the Cash Amount and/or the LOC Amount (as the case may be), the Receiving FAL Provider shall provide Make Good FAL as provided in accordance with Clause 3.6 above (as if the reference in that clause to Clause 3.5 were a reference to clause 3.11 above and as if the payment from CC2 or Flectat (as the case may be) pursuant to Clause 3.11 above had been a Payment).

3.14	If Lloyd’s and/or the Trustees subsequently agree to Releases and other Rearrangement Actions, the Paying FAL Provider shall pay (or direct the payment of) the Cash Amount and/or the LOC Amount (as the case may be) to CC2 or Flectat (as the case may be).

3.15	In the event that there is either (i) a dispute as to whether there has been an Incorrect Drawdown or (ii) the Parties are unable, acting in good faith, to agree within five (5) Business Days of an Incorrect Drawdown the amount of the Cash Amount or the LOC Amount (as the case may be) or who the Paying FAL Providers or Receiving FAL Providers are in relation to such amount, CC2 and Flectat shall on the next following Business Day jointly instruct the Independent Advisor, to be agreed between the Parties at such time (and, if the parties are unable to agree an Independent Advisor by that time, the Independent Advisor shall be the Syndicate Auditor) to determine (with full regard being paid to, inter alia, all the Transaction Documents) whether there has been an Incorrect Drawdown, the amount of the Cash Amount or the LOC Amount (as the case may be) or who the Paying FAL Providers or Receiving FAL Providers are (as the case may be) within fifteen (15) Business Days of being so instructed. The Independent Advisor or the Syndicate Auditor (as the case may) be shall act as an expert and not as an arbitrator and its written determination shall, save in the case of manifest or clerical error, be binding on all the Parties. If the Independent Advisor or the Syndicate Auditor (as the case may be) is required to make a determination under this Clause 3.15, the Lloyd’s Negotiation Period or the FAL Providers’ Negotiation Period or the commencement of the period of five (5) Business Days referred to in Clause 3.2 (as the case may be) shall commence on the date of that determination.

4	Guarantee by CGL

4.1	CGL unconditionally and irrevocably guarantees to [CBL] the due and punctual performance:

(a)	by OSIL, CC2, Flectat and OUHL of their respective obligations as a Paying FAL Provider in Clause 3.5 towards [CBL] and as a Receiving FAL Provider in Clause 3.6 and Clause 3.13; and

(b)	by CC2 and Flectat of their respective obligations in Clause 3.11 of this Deed towards [CBL] in its capacity as a Receiving FAL Provider

(together the OSIL/CC2/Flectat/OUHL Guaranteed Obligations) in each case as any of such obligations and liabilities may from time to time be varied, extended, increased or replaced (and irrespective of the amount or degree of such variation, extension, increase or replacement) and undertakes to keep [CBL] fully indemnified against all liabilities, losses, proceedings, claims, damages, costs and expenses of whatever nature which [CBL] may suffer or incur as a result of any failure or delay by OSIL, CC2, Flectat or OUHL (as the case may be) in the performance of any of such obligations and liabilities.

4.2

If any obligation or liability of OSIL, CC2, Flectat or OUHL (as the case may be) expressed to be the subject of the guarantee contained in this Clause 4 (the CGL Guarantee) is not or ceases to be valid or enforceable against OSIL, CC2, Flectat or OUHL (as applicable) (in whole or in part) on any ground whatsoever (including, but not limited to, any defect in or want of powers of OSIL, CC2, Flectat or OUHL (as applicable), or irregular exercise of such powers, or any lack of authority on the part of any person purporting to act on behalf of OSIL, CC2, Flectat or OUHL (as applicable), or any legal or other limitation, disability or incapacity, or any change in the constitution of, or any amalgamation or reconstruction of OSIL, CC2, Flectat or OUHL (as applicable), or OSIL, CC2, Flectat or OUHL (as applicable) taking steps to enter into or entering into bankruptcy, liquidation, administration or insolvency, or any other step being taken by any person with a view to any of those things), CGL shall nevertheless be liable to [CBL] in respect of that purported obligation or liability as if the same were fully valid and enforceable and CGL was the principal debtor in respect thereof.

4.3	The liability of CGL to [CBL] under the CGL Guarantee shall not be discharged or affected in any way by:

(a)	[CBL] compounding or entering into any compromise, settlement or arrangement with OSIL, CC2, Flectat or OUHL, any co-guarantor or any other person; or

(b)	any variation, extension, increase, renewal, determination, release or replacement of any of the Transaction Documents, whether or not made with the consent or knowledge of CGL; or

(c)	[CBL] granting any time, indulgence, concession, relief, discharge or release to OSIL, CC2, Flectat or OUHL, any co-guarantor or any other person or realising, giving up, agreeing to any variation, renewal or replacement of, releasing, abstaining from or delaying in taking advantage of or otherwise dealing with any securities from or other rights or remedies which it may have against OSIL, CC2, Flectat or OUHL, any co-guarantor or any other person; or

(d)	any other matter or thing which, but for this provision, might exonerate or affect the liability of CGL.

4.4	[CBL] shall not be obliged to take any steps to enforce any rights or remedy against OSIL, CC2, Flectat or OUHL or any other person before enforcing the CGL Guarantee.

4.5	The CGL Guarantee is in addition to any other security or right now or hereafter available to [CBL] and is a continuing security notwithstanding any entering into liquidation, administration or insolvency or steps being taken by any person with a view to any of those things or other incapacity of OSIL or CC2 or Flectat or CGL or any change in the ownership of any of them.

4.6	Until the full and final discharge of the OSIL/CC2/Flectat/OUHL Guaranteed Obligations, CGL:

(a)	waives all of its rights of subrogation, reimbursement and indemnity against each of OSIL, CC2, Flectat and OUHL relating to the CGL Guarantee and all rights of contribution against any co-guarantor in respect of the CGL Guarantee and agrees not to demand or accept any security from OSIL, CC2, Flectat or OUHL or any co-guarantor in respect of any such rights and not to prove in competition with [CBL] in respect of such rights in the bankruptcy, liquidation or insolvency of OSIL, CC2, Flectat or OUHL or any such co-guarantor; and

(b)	agrees that it will not claim or enforce payment (whether directly or by set-off, counterclaim or otherwise) of any amount which may be or has become due to CGL by OSIL, CC2, Flectat or OUHL (as applicable), any co-guarantor or any other person liable to [CBL] in respect of the obligations hereby guaranteed if and so long as CGL is in default under this Deed.

4.7	Any moneys received by [CBL] under the CGL Guarantee may be placed to the credit of a suspense account with a view to preserving its rights to prove for the whole of its claims against OSIL, CC2, Flectat or OUHL or any other person.

4.8	If the CGL Guarantee is discharged or released in consequence of any performance by OSIL, CC2, Flectat or OUHL of the OSIL/CC2/Flectat/OUHL Guaranteed Obligations which is subsequently set aside for any reason, the CGL Guarantee shall be automatically reinstated in respect of the relevant obligations.

4.9	Any right which CGL has or may at any time have under the existing or future laws of the Bailiwick of Guernsey pursuant to the principle of “droit de discussion” or otherwise to require that recourse be had to the assets of any other person before any action is taken hereunder against CGL is hereby abandoned and waived and CGL covenants that if at any time [CBL] sues CGL in respect of the obligations hereunder and OSIL, CC2, Flectat or OUHL (as the case may be) is not sued then CGL shall not claim pursuant to the principle of “droit de division” or otherwise that OSIL, CC2, Flectat or OUHL (as the case may be) be made a party to the proceedings and/or that CGL’s liability be divided or apportioned with OSIL, CC2, Flectat or OUHL (as the case may be) or any other person and CGL agrees to be bound by this present security whether the formalities required by any local custom or law whether existing or future in regard to the rights or obligations of surety shall or shall not have been observed.

5	Guarantee by [CHBL]

5.1	[CHBL] unconditionally and irrevocably guarantees to each of OSIL, CC2, Flectat and CGL the due and punctual performance by [CBL] of its obligations as a Paying FAL Provider in Clause 3.5 and as a Receiving FAL Provider in Clause 3.6 and Clause 3.13 (the [CBL] Guaranteed Obligations) in each case as any of such obligations and liabilities may from time to time be varied, extended, increased or replaced (and irrespective of the amount or degree of such variation, extension, increase or replacement) and undertakes to keep each of OSIL, CC2, Flectat and CGL fully indemnified against all liabilities, losses, proceedings, claims, damages, costs and expenses of whatever nature which it may suffer or incur as a result of any failure or delay by [CBL] in the performance of any of such obligations and liabilities.

5.2	If any obligation or liability of [CBL] expressed to be the subject of the guarantee contained in this Clause 5 (the [CHBL] Guarantee) is not or ceases to be valid or enforceable against [CBL] (in whole or in part) on any ground whatsoever (including, but not limited to, any defect in or want of powers of [CBL], or irregular exercise of such powers, or any lack of authority on the part of any person purporting to act on behalf of [CBL], or any legal or other limitation, disability or incapacity, or any change in the constitution of, or any amalgamation or reconstruction of [CBL], or [CBL] taking steps to enter into or entering into bankruptcy, liquidation, administration or insolvency, or any other step being taken by any person with a view to any of those things), [CHBL] shall nevertheless be liable to OSIL, CC2, Flectat or OUHL (as applicable) in respect of that purported obligation or liability as if the same were fully valid and enforceable and [CHBL] was the principal debtor in respect thereof.

5.3	The liability of [CHBL] to each of OSIL, CC2, Flectat and OUHL under the [CHBL] Guarantee shall not be discharged or affected in any way by:

(a)	OSIL, CC2, Flectat or OUHL compounding or entering into any compromise, settlement or arrangement with [CBL], any co-guarantor or any other person; or

(b)	any variation, extension, increase, renewal, determination, release or replacement of any of the Transaction Documents, whether or not made with the consent or knowledge of [CHBL]; or

(c)	OSIL, CC2, Flectat or OUHL granting any time, indulgence, concession, relief, discharge or release to [CBL], any co-guarantor or any other person or realising, giving up, agreeing to any variation, renewal or replacement of, releasing, abstaining from or delaying in taking advantage of or otherwise dealing with any securities from or other rights or remedies which it may have against [CBL], any co-guarantor or any other person; or

(d)	any other matter or thing which, but for this provision, might exonerate or affect the liability of [CHBL].

5.4	None of OSIL, CC2, Flectat and OUHL shall be obliged to take any steps to enforce any rights or remedy against [CBL] or any other person before enforcing the [CHBL] Guarantee.

5.5	The [CHBL] Guarantee is in addition to any other security or right now or hereafter available to OSIL, CC2, Flectat or OUHL and is a continuing security notwithstanding any entering into liquidation, administration or insolvency or steps being taken by any person with a view to any of those things or other incapacity of [CBL] or [CHBL] or any change in the ownership of any of them.

5.6	Until the full and final discharge of the [CBL] Guaranteed Obligations, [CHBL]:

(a)	waives all of its rights of subrogation, reimbursement and indemnity against [CBL] relating to the [CHBL] Guarantee and all rights of contribution against any co-guarantor in respect of the [CHBL] Guarantee and agrees not to demand or accept any security from [CBL] or any co-guarantor in respect of any such rights and not to prove in competition with OSIL, CC2, Flectat or OUHL in respect of such rights in the bankruptcy, liquidation or insolvency of [CBL] or any such co-guarantor; and

(b)	agrees that it will not claim or enforce payment (whether directly or by set-off, counterclaim or otherwise) of any amount which may be or has become due to [CHBL] by [CBL], any co-guarantor or any other person liable to OSIL, CC2, Flectat or OUHL in respect of the obligations hereby guaranteed if and so long as [CHBL] is in default under this Deed.

5.7	Any moneys received by OSIL, CC2, Flectat or OUHL under the [CHBL] Guarantee may be placed to the credit of a suspense account with a view to preserving its rights to prove for the whole of its claims against [CBL] or any other person.

5.8	If the [CHBL] Guarantee is discharged or released in consequence of any performance by [CBL] of the [CBL] Guaranteed Obligations which is subsequently set aside for any reason, the [CHBL] Guarantee shall be automatically reinstated in respect of the relevant obligations.

6	Assignments and Transfers

The parties to this Deed may not assign, transfer or dispose of any of their rights, benefits or obligations under this Deed.

7	Default Interest

7.1	If a party to this Deed fails to pay an amount (the overdue amount) payable by it under this Deed interest shall accrue and be payable by that party on the overdue amount from the date on which it becomes due up to the date of actual payment in full (after as well as before judgement) at the rate of 2 per cent above the base rate from time to time of National Westminster Bank Plc.

7.2	Interest calculated under this Clause 7 shall be calculated day to day and on the basis of a 365 day year.

7.3	Interest payable in accordance with this Clause 7 shall be payable at the end of each month failing which it shall be compounded.

8	Giving of Notices

8.1	Every notice or other communication given or made under or in connection with this Deed shall be in writing and may be delivered by letter or facsimile to:

(a)	CC2, Flectat and the Managing Agent at:

Gallery 9

One Lime Street

London EC3M 7HA

Attention: [                    ]

(b)	CGL at:

Ogier House

St Julian’s Avenue

St Peter Port

Guernsey GY1 1WA

Attention: [                    ]

(c)	[CBL] and [CHBL] at:

[                    ]

Attention: [                    ]

(d)	OSIL at:

[                    ]

Attention: [                    ]

or at such other address [or to such other facsimile number] as the relevant party may notify in writing to the other party.

8.2	Receipt of notices

A notice or communication which is:

(a)	delivered personally or posted (by recorded delivery), shall be deemed to have been given or made at the time when it is actually delivered;

(b)	[sent by facsimile, shall be deemed to have been given or made when despatched provided that, an error-free transmission slip is printed out on the sender’s facsimile machine and the recipient has not contacted the sender within two (2) hours of transmission claiming receipt of an illegible copy.]

However, a notice or communication given or made in accordance with this Clause 8.2 which is received on a day which is not a Business Day or after 5.00 p.m. in the place of receipt will only be deemed to have been given or made on the next Business Day in that place and any notice or communication sent by facsimile less than two (2) hours before 5.00 p.m. on a Business Day in the place of receipt shall be deemed to have been given or made at 9.00 a.m. in the place of receipt on the next Business Day.

9	Miscellaneous

9.1	Severability

If any provision of this Deed is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Deed shall be in any way affected or impaired in that jurisdiction nor shall that or any other provision under this Deed be affected or impaired under the law of any other jurisdiction.

9.2	Counterparts

This Deed may be executed in any number of counterparts and by the Parties on separate counterparts. Each counterpart shall constitute an original of this Deed, but together the counterparts shall constitute one document.

9.3	Third party rights

A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed, but this does not affect any rights or remedy of a third party which exists or is available otherwise than by virtue of that Act.

9.4	Alteration or Variations

No purported alteration or variation of this Deed shall be effective unless it is in writing, refers specifically to this Deed and is duly executed by each party hereto.

9.5	No Partnership

Nothing in this Deed, and no action taken under this Deed, shall create a partnership or establish a relationship of principal and agent between any of the Parties or otherwise authorise any Party to bind any other Party for any purpose.

9.6	Gross-up

All sums payable by any Party under this Deed must be paid in full without any set-off or counterclaim and (save in so far as required by law to the contrary) free and clear of, and without, any deduction or withholding whatsoever. If any Party is at any time required by law to make any deduction or withhold any payment to any other Party, then the paying Party must immediately pay to the receiving Party such additional amounts as will result in the receiving Party receiving the full amount it would have received had no such deduction or withholding been required.

9.7	Termination

Unless otherwise agreed by the Parties, the obligations of the Parties under this Deed shall (save for any payment obligation or other liability that arises on or prior to such date) terminate on the later of (i) the date on which the last of the 2010 Underwriting Year, the 2011 Underwriting Year and the 2012 Underwriting Year of Syndicate 4444 to be reinsured to closed is so closed and (ii) the date that the [CBL] FAL is released by Lloyd’s.

10	Arbitration

10.1	Any dispute between any of the Parties arising out of or relating to the interpretation, performance or breach of this Deed, as well as the formation, validity, binding effect and/or termination thereof and/or any non-contractual claims, shall be referred to arbitration under ARIAS UK Arbitration Rules by a panel of three arbitrators. A party (the claimant) may request arbitration in writing sent to the other(s) (the respondent) by certified or registered post, return receipt requested.

10.2	One arbitrator shall be chosen by the claimant and one by the respondent, and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator who shall preside at the hearing. If the respondent fails to appoint its arbitrator within 30 days after being requested to do so by the claimant, the claimant may appoint the second arbitrator.

10.3	Where the two party-appointed arbitrators have failed to appoint a third arbitrator within 30 days of the arbitration demand, then upon application ARIAS (UK) will appoint an arbitrator to fill the vacancy. At any time prior to the appointment by ARIAS (UK) the party or arbitrators in default may make such appointment.

10.4	All arbitrators will be disinterested persons (including those who have retired) having at least 10 years experience of insurance or reinsurance within the industry or as lawyers or other professional advisers serving the industry.

10.5	Within 30 days after notice of appointment of all arbitrators the panel will meet and determine timely periods for briefs, discovery procedures and schedules for hearings.

10.6	The panel may in its sole discretion make such orders and directions as it considers to be necessary for the final determination of the matters in dispute and shall have the widest discretion permitted under the law governing the arbitral procedure when making such orders or directions. Unless the panel agrees otherwise, arbitration will take place in England, but the venue may be changed when the panel deems such change to be in the best interest of the arbitration proceeding. The decision of any two arbitrators when rendered in writing will be final and binding. The panel is empowered to grant interim relief as it may deem appropriate.

10.7	Each party will bear the costs of its own arbitrator and will bear, jointly and equally with the other party, the costs of the third arbitrator. The panel will allocate the remaining costs of the arbitration. The panel may, at its discretion, award such further costs, interest and expenses as it considers appropriate, including without limitation, with respect to legal fees.

10.8	The governing law of this Deed shall be the substantive law of England and Wales.

10.9	The provisions of this Clause 10 shall survive the expiration or termination of this Deed.

In Witness whereof this document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it

[Execution clauses]